UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2011

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3998
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously disclosed, on October 19, 2010, Bonds.com Group, Inc. (“we,” “us” or the “Company”) consummated a financing transaction pursuant to which, among other things, we entered into a Unit Purchase Agreement with UBS Americas Inc. (the “UBS Purchase Agreement”).  The UBS Purchase Agreement contains a provision pursuant to which significant adjustments may be made to the terms and amount of the securities issued to UBS Americas and other investors pursuant to such financing transaction.  Among other adjustments, the UBS Unit Purchase Agreement provides for significant adjustments to the number and terms of the securities issued and issuable to UBS Americas and the other investors if the Company does not raise an aggregate of at least $8,000,000 by a specified deadline.  Additionally, pursuant to the previously disclosed terms of the amendments of certain outstanding convertible promissory notes, if additional securities are issued to UBS Americas as a result of such adjustment, the holders of the such convertible notes would receive the same proportionate adjustment.

On January 20, 2011, the Company and UBS Americas amended the UBS Purchase Agreement to extend the deadline for the Company to raise an aggregate of at least $8,000,000 (and thereby avoid the above-referenced adjustment provisions from being triggered) from January 20, 2011 to January 21, 2011.  Since January 20, 2011 through and including the date of this Current Report, the Company and UBS Americas have entered into subsequent amendments to the UBS Unit Purchase Agreement to further extend such deadline to January 29, 2011.

The foregoing description of the UBS Purchase Agreement is a summary only and is qualified by reference to the actual document, which is included as an exhibit to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 25, 2010 and incorporated herein by reference.

 Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2011

BONDS.COM GROUP, INC

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	Chief Executive Officer